================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                  SCHEDULE TO/A
                                 (Rule 14d-100)
                             Tender Offer Statement
    Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 3)
                            -------------------------

                        Associated Materials Incorporated
                            (Name of Subject Company)
                            -------------------------

Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.)
                           Harvest Partners III, L.P.
       Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts
                           (mit Haftungsbeschrankung)
                            Harvest Partners IV, L.P.
                        Harvest Partners IV GmbH & Co. KG
                             Simon Acquisition Corp.
                            (Names of Filing Persons)

                    Common Stock, Par Value $0.0025 Per Share
                         (Title of Class of Securities)

                                    045709102
                    ----------------------------------------
                      (CUSIP Number of Class of Securities)
                            -------------------------

                                 Ira D. Kleinman
                                    President
                       Associated Materials Holdings Inc.
                                 280 Park Avenue
                            New York, New York 10017
                                 (212) 599-6300
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)
                            -------------------------

                                   Copies to:
                               John M. Reiss, Esq.
                             Oliver C. Brahmst, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[X]  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
================================================================================

     This Amendment No. 3 to Tender Offer Statement on Schedule TO ("Amendment No. 3") amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on March 22, 2002, as amended by Amendment No. 1 filed on April 1, 2002 and Amendment No. 2 filed on April 8, 2002 (as amended, the "Schedule TO"), relating to the offer by Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) ("Parent"), Harvest Partners III, L.P., ("HP III"), Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) ("HP Offshore III"), Harvest Partners IV, L.P. ("HP IV"), Harvest Partners IV GmbH & Co. KG ("HP Offshore IV") and Simon Acquisition Corp. (the "Purchaser") to purchase all of the outstanding shares of Common Stock, par value $0.0025 per share (the "Common Stock"), of Associated Materials Incorporated (the "Company") at a price of U.S. $50.00 per share of Common Stock, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). This Amendment No. 3 also constitutes Amendment No. 2 ("Schedule 13D Amendment No. 2") to the Schedule 13D filed on March 25, 2002, as amended by Amendment No. 1 filed on April 8, 2002 (as amended, the "Schedule 13D"), by Parent, HP III, HP Offshore III, HP IV, HP Offshore IV, the Purchaser, Harvest Associates III, LLC ("HA III") and Harvest Associates IV, LLC ("HA IV"). HA III and HA IV are signatories hereto for purposes of Schedule 13D Amendment No. 2 only.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Simon Acquisition Corp.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Associated Materials Holdings Inc. (formerly known as
         Harvest/AMI Holdings Inc.)

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners III, L.P.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung)

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners IV, L.P.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners IV GmbH & Co. KG

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Associates III, LLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         N/A

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Associates IV, LLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         N/A

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER*
                                            1,681,025
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER*
                                            3,097,242
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
         3,097,242
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.7%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------
*Beneficial ownership is based solely on the provisions of the Tender and Voting Agreement described in Item 6 of the Schedule 13D, pursuant to which William W. Winspear has agreed to tender in the Offer such shares of Common Stock shown here as beneficially owned, vote that portion of such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 16, 2002, by and among Parent, the Purchaser and the Company, and to grant a proxy to Parent to vote such shares of Common Stock shown here as beneficially owned which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement.

Item 12. Exhibits.

     Item 12 of the Schedule TO is hereby amended and supplemented to add the following exhibit:

     Exhibit(b)(1)  Amended and restated commitment letter from UBS AG, Stamford
                    Branch, UBS Warburg, Credit Suisse First Boston, Cayman Islands Branch, Canadian Imperial Bank of Commerce and CIBC World Markets Corp., dated April 4, 2002.(1)

(1) Inadvertently omitted in part from Amendment No. 2 to Schedule TO filed on April 8, 2002.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 9, 2002

                               ASSOCIATED MATERIALS HOLDINGS INC.
                                 (FORMERLY KNOWN AS HARVEST/AMI HOLDINGS INC.)

                               By: /s/ Harvey P. Mallement
                                   ----------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Treasurer and Assistant Secretary


                               HARVEST PARTNERS III, L.P.

                               By:  HARVEST ASSOCIATES III, LLC,
                                      its general partner


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member


                               HARVEST PARTNERS III BETEILIGUNGSGESELLSCHAFT
                                  BURGERLICHEN RECHTS (MIT HAFTUNGSBESCHRANKUNG)

                               By:  HARVEST ASSOCIATES III, LLC,
                                      its general partner


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member

                               HARVEST PARTNERS IV, L.P.

                               By:  HARVEST ASSOCIATES IV, LLC,
                                      its general partner


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member


                               HARVEST PARTNERS IV GMBH & CO. KG

                               By:  HARVEST ASSOCIATES IV, LLC,
                                       its general partner


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member


                               SIMON ACQUISITION CORP.


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Treasurer and Assistant Secretary


                               HARVEST ASSOCIATES III, LLC*


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member


                               HARVEST ASSOCIATES IV, LLC*


                               By: /s/ Harvey P. Mallement
                                   ---------------------------
                                   Name:  Harvey P. Mallement
                                   Title: Member

*Solely for the purpose of amending the Schedule 13D.

                                  EXHIBIT INDEX


Exhibit  No.      Description

Exhibit (b)(1)      Amended and restated commitment letter from UBS AG, Stamford
                    Branch,  UBS Warburg,  Credit  Suisse First  Boston,  Cayman
                    Islands Branch,  Canadian Imperial Bank of Commerce and CIBC
                    World Markets Corp., dated April 4, 2002.(1)

(1) Inadvertently omitted in part from Amendment No. 2 to Schedule TO filed on April 8, 2002.